CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VITAL FARMS, INC.

A PUBLIC BENEFIT CORPORATION

Vital Farms, Inc., a public benefit corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST: The name of the company is Vital Farms, Inc. (the “Company”).

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation, to add the following new Article X, subject to stockholder approval of the same:

“X.

No officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Article X, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.”

THIRD: That said amendment has been duly adopted and approved by the stockholders of the Company in accordance with Section 242 of the DGCL.

FOURTH: Other than as set forth in this Certificate of Amendment, the Company’s Amended and Restated Certificate of Incorporation shall remain in full force and effect, without modification, amendment or change.

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This Certificate of Amendment has been executed by a duly authorized officer of the Company on June 11, 2025.

/s/ Russell-Diez Canseco

Russell Diez-Canseco

Chief Executive Officer

[Signature Page to Certificate of Amendment]